For Immediate Release
Contact:	Jerry Daly, Carol McCune	Dennis Craven
	Daly Gray Public Relations	Chief Financial Officer
	(Media)	(Company)
	jerry@dalygray.com	dcraven@cl-trust.com

	(703) 435-6293	(561) 227-1386

Chatham Lodging Announces Dividend

PALM BEACH, Fla., June 17, 2011—Chatham Lodging Trust (NYSE: CLDT), a hotel real estate investment trust (REIT) focused on investing in upscale extended-stay hotels and premium branded select-service hotels, today announced that its board of trustees has declared a common share dividend of $0.175 for the 2011 second quarter. Based on the company’s common share closing price of $15.47 at the close of business on June 16, the annualized dividend represents a yield of approximately 4.5 percent. The common dividend is payable July 15, 2011, to shareholders of record on June 30, 2011.

The acquisition of the 174-room Residence Inn Pittsburgh University Medical Center is still pending. The company’s original guidance for 2011 assumed that this acquisition would close May 1, 2011. The company does not expect this hotel acquisition will close until after the second quarter. The impact of the delayed closing reduces Chatham’s original estimated 2011 second quarter FFO per share of $0.03. The company will provide updated guidance that takes into consideration the significant pending investments as soon as practicable after the Plan of Reorganization of Innkeepers USA Trust has been approved by the U.S. Bankruptcy Court, which is expected to occur on June 23, 2011.

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised REIT that was organized to invest in upscale extended-stay hotels and premium-branded, select-service hotels. The company currently owns 13 hotels with an aggregate of 1,650 rooms/suites in nine states, six additional hotels comprising 938 rooms/suites under contract to purchase and a minority investment in a joint venture that will acquire 64 hotels in the 2011 third quarter. Additional information about Chatham may be found at www.chathamlodgingtrust.com.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 about Chatham Lodging Trust, including those statements regarding acquisitions, capital expenditures, future operating results and the timing and composition of revenues, among others, and statements containing words such as “expects,” “believes” or “will,” which indicate that those statements are forward-looking. Except for historical information, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause the actual results or performance to differ materially from those discussed in such statements. Additional risks are discussed in the company’s filings with the Securities and Exchange Commission.